VSE REPORTS FINANCIAL RESULTS FOR 2008

     Company Reports Revenues of $1.0 Billion, Net Income of $19.0 Million
                          ($3.74 per diluted share)

       Alexandria, Virginia (February 23, 2009) - VSE Corporation
(Nasdaq GS: VSEC) reported consolidated financial results for the three- and twelve-months ended December 31, 2008 and 2007, as follows:

VSE Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(dollars in thousands, except share data)
________________________________________________________________________________________________________

                                                        Three Months Ended      Twelve Months Ended
                                                           December 31,             December 31,
                                                         2008        2007         2008        2007
                                                         ----        ----         ----        ----
Contract revenues                                   $ 296,513   $ 198,139   $1,043,735   $ 653,164
Contract costs                                        287,163     190,709    1,011,408     629,951
                                                    ---------   ---------   ----------   ---------
Gross profit                                            9,350       7,430       32,327      23,213
Selling, general and administrative
 expenses                                                 512         278        1,193         905
Interest (income) expense, net                              3        (167)        (115)       (699)
                                                    ---------   ---------   ----------   ---------
Income before income taxes                              8,835       7,319       31,249      23,007
Provision for income taxes                              3,471       2,852       12,209       8,905
                                                    ---------   ---------   ----------   ---------
Net income                                          $   5,364   $   4,467   $   19,040   $  14,102
                                                    =========   =========   ==========   =========

Weighted average shares outstanding:
Basic 	                                            5,087,898   5,045,971    5,072,131	 4,953,289
Diluted                                             5,103,546   5,081,728    5,096,186   5,003,675

Earnings per share:
Basic - Net income                                     $ 1.05      $ 0.89       $ 3.75      $ 2.85
Diluted - Net income 	                               $ 1.05      $ 0.88       $ 3.74      $ 2.82
________________________________________________________________________________________________________

Financial Results

       The primary reason for the increase in our revenues in 2008 compared to 2007 was an increase in work associated with our U.S. Army Rapid Response (R2) Program, including increased work on the Army Equipment Support and the Assured Mobility Systems Programs.

       Other significant increases in our 2008 revenues resulted from including the revenues of our subsidiary Integrated Concepts and Research Corporation
(ICRC) for a full year in 2008 compared to a shorter period in 2007 as a result of acquiring ICRC in June 2007; including the revenues of our subsidiary G&B


                                   -more-


Solutions, Inc. (G&B) from the April 14, 2008, date of acquisition through year end; and increases in the services provided by our subsidiary Energetics and other VSE divisions, including our Fleet Maintenance, Engineering and Logistics, and Field Services Support (FSS) divisions.

       VSE net income increased approximately $897 thousand (up 20%) and $4.9 million (up 35%) for the three- and twelve-months ended December 31, 2008 compared to the same periods of 2007. The increases were primarily a result of increased profits from the growth of revenues on the Army Equipment Support program and other R2 task orders; the inclusion of ICRC and FSS in our operating results for the full year in 2008 as compared to only a partial year in 2007; the inclusion of G&B in our operating results from the April 14, 2008, date of acquisition through year end; and revenue increases from Energetics.

CEO Comments

	VSE CEO Mo Gauthier said, "The financial results reported today are evidence of the successful growth strategies followed by VSE. Our funded backlog was approximately $567 million at December 31, 2008 (up 39%) compared to approximately $408 million at December 31, 2007, and our personnel count was approximately 1,920 employees at year end (up 57%) compared to approximately 1,223 at the beginning of the year. We believe that our December 31, 2008 funded backlog and personnel count are positive indicators for 2009, and we remain optimistic for the long term."

	"While our nation and economy face severe challenges, VSE is working to improve its value and contribution to support important initiatives to maintain and modernize military equipment and systems, improve and expand maritime port facilities, assist law enforcement agencies in managing seized assets in anti-drug and illegal dumping programs, and design and develop key government information and technology resources, to name only a few areas in which we participate. VSE is a global company whose employees work every day to meet customer requirements for innovative and cost effective programs and solutions."

	"We believe VSE is well-positioned to face the challenges in our changing environment, and we look forward to reporting on our progress."

About VSE Corporation

	VSE marks its 50th year as a government contractor in 2009. Established in 1959, VSE is a diversified professional services company providing engineering and consulting services, systems integration, infrastructure support, and information technology management and solutions, principally to agencies of the United States Government and other government prime contractors at locations across the United States and around the world. For additional information on VSE services and products, please see the company's web site at www.vsecorp.com or contact Randy Hollstein, VSE Corporate Vice President of Marketing, at (703) 329-3206.

	The company encourages investors and others to review the detailed reporting and disclosures contained in VSE public filings for further informa-tion and analysis of VSE's financial condition and results of operations. The public filings include additional discussion about the status of specific customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management's discussion of short and long term business challenges and opportunities.

Safe Harbor

	This news release contains statements which, to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the Securities and Exchange Commission.

	VSE News Contact: Craig Weber -- (703) 329-4770.

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